Ex 10.5(ii)

[Letterhead of Clearwater Paper Corporation]

[Date]
[Optionee name]
[Optionee address]
Re: Amendment to Outstanding Performance Share Agreement
Dear _________:
You are receiving this letter because you have outstanding Performance Shares granted under the Clearwater Paper Corporation 2008 Stock Incentive Plan, also known as our Long-Term Incentive Plan (the “Plan”). This letter describes an amendment to your outstanding Performance Shares that was recently approved by the Compensation Committee of Clearwater Paper’s Board of Directors (the “Committee”).
The Committee has approved an amendment to the definition of “Retirement” in Section 1 (d) of your outstanding Performance Agreement(s). The amended version of the definition of “Retirement” reads as follows:
(d)     “Retirement” means the Employee’s termination of Service on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of Service.
The purpose of this letter is simply to inform you of this amendment to your Performance Share Agreement. If you have any questions regarding this amendment, please contact ________________ at ______________.
Sincerely,

[Name]